Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS STRONG 2018 THIRD QUARTER

RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.125

Selected Highlights

•	Third quarter net income of $41.2 million ($0.63 per share) and Operating EBITDA* of $86.7 million

•	Stable pulp price realizations in the quarter

•	Completed majority of 2018 annual pulp mill maintenance and capital spending

NEW YORK, NY, October 25, 2018 - Mercer International Inc. (Nasdaq: MERC) today reported strong results for the third quarter ended September 30, 2018 due to higher pulp sales realizations. Operating EBITDA in the current quarter was $86.7 million compared to $64.3 million in the third quarter of 2017 and $60.5 million in the second quarter of 2018.

For the third quarter of 2018, net income was $41.2 million, or $0.63 per share, compared to net income of $21.1 million, or $0.33 per basic and $0.32 per diluted share, for the third quarter of 2017 and $16.8 million, or $0.26 per share, in the prior quarter of 2018.

Mr. David M. Gandossi, the Chief Executive Officer, stated: “Our agreements to acquire Daishowa-Marubeni International Ltd. and the Santanol sandalwood business reflect our disciplined approach to acquisitions and capital allocation. Both advance our long-term value creation strategy to deliver sustainable profitable growth. These businesses leverage our core competencies and complement the world-class assets that comprise Mercer’s platform for growth.

Our third quarter performance reflected modestly higher average pulp prices and the absence of the scheduled downtime we took in the second quarter to implement productivity upgrades at Celgar. While the ramp-up of this new equipment negatively affected production early in the third quarter, the mill is now meeting our performance objectives. We also took significant downtime in our lumber business in the third quarter, completing important upgrades to our large saw line and installing a new auto-grader in the existing planer mill. These capital investments have increased production, optimized lumber grading and reflect our commitment to continuous improvements in our plant, equipment and operations.

Global pulp markets remained steady throughout the quarter, while our third quarter lumber realizations were negatively impacted by weaker demand in the U.S. market, where approximately 25% of our lumber is sold.”

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

Financial Highlights

Consolidated: Stable pulp prices and a focus on continuous improvement

	Q3 2018	Q2 2018	Q3 2017		YTD 2018		YTD 2017
	(in thousands, except per share amounts)
Revenues	$331,058	$346,532	$305,498		$1,045,493		$831,459
Operating income	$63,346	$37,476	$41,662	(1)	$176,870		$101,871	(1)
Operating EBITDA	$86,656	$60,490	$64,335	(1)	$246,513		$164,390	(1)
Loss on settlement of debt	$—	$—	$—		$21,515	(2)	$10,696	(3)
Legal cost award	$—	$—	$—		$6,951		$—
Net income	$41,176	$16,755	$21,143		$83,580		$28,765
Net income per common share
Basic	$0.63	$0.26	$0.33		$1.28		$0.44
Diluted	$0.63	$0.26	$0.32		$1.27		$0.44

(1)

Adjusted as a result of our adoption of Accounting Standards Update 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost, in the current year. See Note 1 to our Interim Consolidated Financial Statements.

(2)	Redemption of 7.75% senior notes due 2022.
(3)	Redemption of 7.00% senior notes due 2019.

In the third quarter of 2018 our operating income increased to $63.3 million, or by approximately 69% from $37.5 million in the prior quarter of 2018, and approximately 52% from $41.7 million in the same quarter of the prior year. The increase in the current quarter over the prior quarter is primarily due to lower maintenance costs at our pulp mills and higher pulp sales realizations. The increase in the current quarter over the same quarter of the prior year is primarily due to higher pulp and lumber sales realizations partially offset by lower pulp and energy sales volumes and higher maintenance and per unit fiber costs in the current quarter.

In the nine months ended September 30, 2018, operating income increased to $176.9 million or by 74% from $101.9 million in the same period of 2017 as higher pulp and lumber sales realizations more than offset lower pulp and energy sales volumes, higher maintenance and per unit fiber costs and the negative impact of a weaker dollar on our euro denominated costs and expenses.

Segment Results

Pulp: Stable pulp realizations and significant turbine maintenance complete

	Three Months Ended September 30,
	2018	2017
	(in thousands)
Pulp revenues	$274,970	$247,314
Energy and chemical revenues	$17,999	$25,044
Operating income	$68,794	$40,982

In the third quarter of 2018 pulp segment operating income increased by approximately 68% to $68.8 million from $41.0 million in the same quarter of 2017. In the current quarter our pulp realized sales price increased by approximately 34% to $852 per ADMT from $638 per ADMT in the same quarter of the prior year as a result of steady demand. Pulp sales volumes decreased by approximately 17% to 319,850 ADMTs in the current quarter from 383,795 ADMTs in the same quarter of the prior year primarily due to lower production and the timing of shipments to China. Our maintenance program was larger in the current quarter which reduced our energy and pulp sales volumes and increased our costs. Included in this quarter’s maintenance was the completion of the final steps of the turbine revision work at each of our Stendal and Celgar mills which we began in Q2. We estimate that planned annual maintenance downtime at our Rosenthal mill in the current quarter adversely impacted our operating income by approximately $10.8 million, and our turbine maintenance this quarter resulted in foregone energy revenue of approximately $5.9 million. Per unit fiber costs increased by approximately 15% in the current quarter from the same quarter of 2017 primarily as a result of strong demand for imported wood from Scandinavian pulp mills and in our Celgar mill’s fiber basket, a decrease in pulp log availability and demand from coastal pulp mills.

Wood Products: Continuous improvements in equipment and operations

	Three Months Ended
	September 30,
	2018	2017
	(in thousands)
Lumber revenues	$34,270	$27,851
Energy revenues	$1,978	$3,116
Wood residual revenues	$1,841	$2,173
Operating income (loss)	$(1,770)	$2,983

In the third quarter of 2018 our wood products segment had an operating loss of $1.8 million compared to operating income of $3.0 million in the same quarter of 2017. In the current quarter we took planned downtime to upgrade our large saw line and to install an auto-grader in the existing planer mill which reduced our production and energy sales and increased our costs. In the current quarter, per unit fiber costs increased by approximately 4% from the same quarter of 2017 primarily as a result of strong fiber demand. Average lumber sales realizations increased by approximately 9% to $409 per Mfbm in the third quarter of 2018 from approximately $375 per Mfbm in the same quarter of 2017 primarily due to increased sales to the U.S. where we realized higher sale prices.

Outlook

We continue to expect the NBSK pulp market to remain balanced through the fourth quarter due to continued steady demand growth and expected supply limitations. At the end of September world producer inventories are about 33 days’ supply. We currently expect fourth quarter lumber pricing in Europe and Japan to remain stable and we feel U.S. prices are near their floor.

In the fourth quarter we will also be focused on closing the Daishowa-Marubeni International Ltd. acquisition and beginning the process of integrating it into Mercer to ensure we maximize our identified synergies. We look forward to working with our new employees as well as our new government and various community stakeholders.

Quarterly Dividend

A quarterly dividend of $0.125 per share will be paid on December 20, 2018 to all shareholders of record on December 13, 2018. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for October 26, 2018 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/m6/p/firrbdse or through a link on the company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 1.5 million tonnes of NBSK pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q3 2018	Q2 2018	Q3 2017		YTD 2018		YTD 2017
	(in thousands, except per share amounts)
Pulp segment revenues	$292,969	$291,632	$272,358		$898,836		$781,028
Wood products segment revenues	38,089	54,900	33,140		146,657		50,431

Total revenues	$331,058	$346,532	$305,498		$1,045,493		$831,459

Pulp segment operating income	$68,794	$36,976	$40,982	(1)	$179,824		$104,411	(1)
Wood products segment operating income (loss)	(1,770)	4,322	2,983		5,534		3,064
Corporate and other operating loss	(3,678)	(3,822)	(2,303)		(8,488)		(5,604)

Total operating income	$63,346	$37,476	$41,662		$176,870		$101,871

Pulp segment depreciation and amortization	$20,802	$21,127	$21,149		$63,452		$59,652
Wood products segment depreciation and amortization	2,395	1,779	1,419		5,860		2,553
Corporate and other depreciation and amortization	113	108	105		331		314

Total depreciation and amortization	$23,310	$23,014	$22,673		$69,643		$62,519

Operating EBITDA	$86,656	$60,490	$64,335	(1)	$246,513		$164,390	(1)
Loss on settlement of debt	$—	$—	$—		$21,515	(2)	$10,696	(3)
Legal cost award	$—	$—	$—		$6,951		$—
Provision for income taxes	$10,182	$8,461	$6,632		$28,224		$21,897
Net income	$41,176	$16,755	$21,143		$83,580		$28,765
Net income per common share
Basic	$0.63	$0.26	$0.33		$1.28		$0.44
Diluted	$0.63	$0.26	$0.32		$1.27		$0.44
Common shares outstanding at period end	65,202	65,202	65,017		65,202		65,017

(1)

Adjusted as a result of our adoption of Accounting Standards Update 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost, in the current year. See Note 1 to our Interim Consolidated Financial Statements.

(2)	Redemption of 7.75% senior notes due 2022.
(3)	Redemption of 7.00% senior notes due 2019.

(1)

Summary Operating Highlights

Pulp Segment	Q3 2018	Q2 2018	Q3 2017	YTD 2018	YTD 2017
Pulp production (‘000 ADMTs)	363.5	309.7	388.1	1,037.7	1,124.5
Annual maintenance downtime (‘000 ADMTs)	14.4	55.4	10.2	69.9	42.7
Annual maintenance downtime (days)	14	37	10	51	32
Pulp sales (‘000 ADMTs)	319.9	338.3	383.8	1,025.2	1,147.7
Average NBSK pulp list prices in Europe ($/ADMT)(1)	1,230	1,200	903	1,176	869
Average NBSK pulp list prices in China ($/ADMT)(1)	887	910	670	902	662
Average NBSK pulp list prices in North America ($/ADMT)(1)	1,377	1,310	1,110	1,307	1,079
Average pulp sales realizations ($/ADMT)(2)	852	821	638	817	615
Energy production (‘000 MWh)	388.0	294.7	497.5	1,120.7	1,418.5
Energy sales (‘000 MWh)	141.0	84.6	224.8	401.3	620.9
Average energy sales realizations ($/MWh)	105	99	97	105	92

Wood Products Segment
Lumber production (MMfbm)	79.5	112.0	109.6	294.8	177.1
Lumber sales (MMfbm)	83.8	113.1	74.2	312.0	115.7
Average lumber sales realizations ($/Mfbm)	409	433	375	421	358
Energy production and sales (‘000 MWh)	16.4	25.6	24.5	62.5	48.5
Average energy sales realizations ($/MWh)	121	127	127	128	119

Average Spot Currency Exchange Rates
$ / €(3)	1.1629	1.1922	1.1755	1.1945	1.1146
$ / C$(3)	0.7651	0.7750	0.7984	0.7767	0.7659

(1)	Source: RISI pricing report.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017

Revenues	$331,058	$305,498	$1,045,493	$831,459
Costs and expenses
Operating costs, excluding depreciation and amortization	230,009	228,941	755,428	632,071
Operating depreciation and amortization	23,197	22,568	69,312	62,205
Selling, general and administrative expenses	14,506	12,327	43,883	35,312

Operating income	63,346	41,662	176,870	101,871

Other income (expenses)
Interest expense	(11,729)	(13,513)	(35,972)	(40,712)
Loss on settlement of debt	—	—	(21,515)	(10,696)
Legal cost award	—	—	(6,951)	—
Other income (expenses)	(259)	(374)	(628)	199

Total other expenses	(11,988)	(13,887)	(65,066)	(51,209)

Income before provision for income taxes	51,358	27,775	111,804	50,662
Provision for income taxes	(10,182)	(6,632)	(28,224)	(21,897)

Net income	$41,176	$21,143	$83,580	$28,765

Net income per common share
Basic	$0.63	$0.33	$1.28	$0.44
Diluted	$0.63	$0.32	$1.27	$0.44

Dividends declared per common share	$0.125	$0.115	$0.375	$0.345

(3)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$242,185	$143,299
Restricted cash to redeem senior notes	—	317,439
Accounts receivable	193,648	206,027
Inventories	229,784	176,601
Prepaid expenses and other	12,417	8,973

Total current assets	678,034	852,339

Property, plant and equipment, net	834,347	844,848
Intangible and other assets	24,274	26,147
Deferred income tax	4,641	1,376

Total assets	$1,541,296	$1,724,710

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$173,784	$133,557
Pension and other post-retirement benefit obligations	955	985
Senior notes to be redeemed with restricted cash	—	295,924

Total current liabilities	174,739	430,466

Debt	696,519	662,997
Pension and other post-retirement benefit obligations	22,705	21,156
Capital leases and other	36,239	27,464
Deferred income tax	41,152	31,961

Total liabilities	971,354	1,174,044

Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 65,202,000 issued and outstanding (2017 – 65,017,000)	65,171	64,974
Additional paid-in capital	341,420	338,695
Retained earnings	265,131	205,998
Accumulated other comprehensive loss	(101,780)	(59,001)

Total shareholders’ equity	569,942	550,666

Total liabilities and shareholders’ equity	$1,541,296	$1,724,710

(4)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cash flows from (used in) operating activities
Net income	$41,176	$21,143	$83,580	$28,765
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	23,310	22,673	69,643	62,519
Deferred income tax provision	1,314	4,184	7,330	12,589
Loss on settlement of debt	—	—	21,515	10,696
Defined benefit pension plan and other post-retirement benefit plan expense	423	549	1,294	1,615
Stock compensation expense	970	774	2,922	1,525
Other	884	783	3,015	1,308
Defined benefit pension plan and other post-retirement benefit plan contributions	(19)	(458)	(124)	(1,309)

Changes in working capital
Accounts receivable	(150)	1,584	8,193	(42,130)
Inventories	(41,084)	(14,043)	(60,127)	(9,912)
Accounts payable and accrued expenses	(10,803)	(1,906)	44,130	41,929
Other	(5,252)	(1,496)	(8,480)	(4,338)

Net cash from (used in) operating activities	10,769	33,787	172,891	103,257

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(26,744)	(14,342)	(71,583)	(42,249)
Purchase of intangible assets	(163)	(394)	(483)	(799)
Acquisition of Friesau Facility	—	—	—	(61,627)
Other	211	(381)	278	(304)

Net cash from (used in) investing activities	(26,696)	(15,117)	(71,788)	(104,979)

Cash flows from (used in) financing activities
Redemption of senior notes	—	—	(317,439)	(234,945)
Proceeds from issuance of senior notes	—	—	—	250,000
Proceeds from (repayment of) revolving credit facilities, net	(3,443)	—	34,293	26,525
Dividend payments	(8,150)	(7,477)	(24,424)	(22,389)
Payment of interest rate derivative liability	—	—	—	(3,789)
Payment of debt issuance costs	—	—	(1,390)	(6,132)
Other	(944)	(389)	(2,563)	569

Net cash from (used in) financing activities	(12,537)	(7,866)	(311,523)	9,839

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,167	3,895	(8,133)	10,329

Net increase (decrease) in cash, cash equivalents and restricted cash	(27,297)	14,699	(218,553)	18,446
Cash, cash equivalents and restricted cash, beginning of period	269,482	144,643	460,738	140,896

Cash, cash equivalents and restricted cash, end of period	$242,185	$159,342	$242,185	$159,342

Supplemental cash flow disclosure
Cash paid for interest	$19,591	$8,430	$35,287	$29,311
Cash paid for income taxes	$2,192	$2,797	$6,412	$8,001

(5)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income to Operating EBITDA:

	Q3 2018	Q2 2018	Q3 2017	YTD 2018	YTD 2017
Net income	$41,176	$16,755	$21,143	$83,580	$28,765
Provision for income taxes	10,182	8,461	6,632	28,224	21,897
Interest expense	11,729	12,128	13,513	35,972	40,712
Loss on settlement of debt	—	—	—	21,515	10,696
Legal cost award	—	—	—	6,951	—
Other (income) expenses	259	132	374	628	(199)

Operating income	63,346	37,476	41,662	176,870	101,871
Add: Depreciation and amortization	23,310	23,014	22,673	69,643	62,519

Operating EBITDA	$86,656	$60,490	$64,335	$246,513	$164,390

(6)